Exhibit 99.1


[INTERPUBLIC LOGO]           THE INTERPUBLIC GROUP OF COMPANIES, INC.

                             WORLDWIDE ADVERTISING AND MARKETING COMMUNICATIONS 1271 Avenue of the Americas, New York, N.Y. 10020


FOR IMMEDIATE RELEASE
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                       INTERPUBLIC ANNOUNCES AGREEMENT TO
                      SETTLE CLASS ACTION SHAREHOLDER SUITS

                        Charge Taken in Third Quarter in
                      Anticipation of Potential Settlement

NEW YORK, NY (December 5, 2003) - The Interpublic Group (NYSE: IPG) announced today that it has reached an agreement to settle the consolidated class action shareholder suits currently pending in federal district court in New York. The settlement is subject to the execution of a definitive settlement agreement and to approval from the federal district court judge. Interpublic is also working towards a settlement of the other pending lawsuits relating to the 2002 earnings restatements as part of this same settlement package.

     Under terms of the proposed settlement, Interpublic will pay $115 million, of which $20 million will be cash and $95 million will be common stock of Interpublic. The shares to be disbursed will be valued at $14.50 per share. The company will therefore distribute to the class 6,551,725 shares of Interpublic common stock. The company had disclosed its best estimate for pending legal actions and consequently taken a charge of $127.6 million in the third quarter of this year, which included $12.6 million for an unrelated legal settlement.

     The parties have also agreed that, should the price of Interpublic common stock drop below $8.70 per share prior to final approval of the settlement, Interpublic will issue at its sole discretion either additional stock or cash so that the consideration for the stock portion of the settlement will have a total value of $57 million.


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About Interpublic
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Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draft, Foote, Cone & Belding Worldwide, Golin/Harris International, Initiative Media, Lowe & Partners Worldwide, McCann-Erickson, Universal McCann and Weber Shandwick Worldwide. Leading domestic brands include Campbell-Ewald, Deutsch and Hill Holliday.


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Contact Information

Press:                            General Inquiries:              Analysts:
Philippe Krakowsky                Julie Tu                        Dan Leib
(212) 399-8088                    (212) 445-8456                  (212) 621-5767